Certain confidential information has been omitted and filed separately with the Commission pursuant to a Request for Confidential Treatment.

Such material has been replaced with a legend indicating such omission and is marked with brackets "[" "]".

                                  CONFIDENTIAL
                        INTERACTIVE MARKETING AGREEMENT

     This Agreement, effective as of July 30, 1996 (the "Effective Date"), is made and entered into by and between America Online, Inc.("AOL"), a Delaware corporation, with its principal offices at 8619 Westwood Center Drive, Vienna, Virginia 22182, and Cybershop LLC ("Information Provider"), a New Jersey corporation, with its principal offices at 211 Gates Ave., Montclair, NJ 07042 (each a "Party" and collectively the "Parties").

                                  INTRODUCTION

     AOL and Information Provider each desire that Information Provider provide the Online Area (as defined below) on the AOL Network (as defined below), subject to the terms and conditions set forth in this Agreement.

                                     TERMS

1.   DEFINITIONS. The following definitions shall apply to this Agreement:

        1.1 AFFILIATE. Any agent, distributor, or franchisee of AOL, or an entity in which AOL holds at least a thirty percent (30%) equity interest.

        1.2 AOL LOOK AND FEEL. The elements of graphics, design, organization, presentation, layout, user interface, navigation and stylistic convention (including the digital implementations thereof) which are generally associated with online areas within the America Online (R) brand service.

        1.3 AOL MEMBER(S). Authorized users of the AOL Network, including any subaccounts using the AOL Network under an authorized master account.

        1.4 AOL NETWORK. The America Online (R) brand service and any other information, communication, transaction or other related service owned, operated, distributed or authorized to be distributed by or through AOL or its Affiliates throughout the world through which AOL elects to offer the Online Area, including, without limitation, the Global Network Navigator ("GNN") Service.

        1.5 COMMERCIAL LAUNCH. The commencement of the general availability of the Online Area to AOL Members (by means other than unadvertised keyword access).

        1.6 CONFIDENTIAL INFORMATION. Any information relating to or disclosed in the course of the Agreement, which is or should be reasonably understood to be confidential or proprietary to the disclosing Party, including, but not limited to, the material terms of this Agreement, information about AOL Members, technical processes and formulas, source codes, product designs, sales, cost and other unpublished financial information, product and business plans, projections, and marketing data. "Confidential Information" shall not include information (a) already lawfully known to or independently developed by the receiving Party, (b) disclosed in published materials, (c) generally known to the public, (d) lawfully obtained from any third party, or (e) required or reasonably advised to be disclosed by law.

        1.7 DESIGN PACKAGE. Content plans, flow charts and artwork which together represent the appearence, user interface, content and operation of the Online Area.

        1.8 GNN MEMBERS. Authorized users of the GNN Service, including any sub-accounts using the GNN Service under an authorized master account.

        1.9 GNN READERS. Users of content within the GNN Service who are not GNN Members and who are therefore limited to an unrestricted class of content made available through the GNN Service to anyone with the technical capability of reaching GNN's programming via the World Wide Web portion of the internet.

        1.10    GNN SERVICE.  The Global  Network  Navigator  (TM) brand service
                (located at http://www.gnn.com) and any other information, communication, transaction or other related service owned, operated or distributed by GNN throughout the world.

        1.11 GNN TERMS OF SERVICE. Any guidelines designed for GNN Users of the GNN Service which GNN may elect to create, as such guidelines may be modified from time to time at GNN's sole discretion.

        1.12 GNN USERS. That combination of GNN Members and/or GNN Readers who may have access to the Content Area.

        1.13 LICENSED C&S (LICENSED CONTENT AND SERVICES). All content, services and Products offered through the Online Area pursuant to this Agreement, including any modifications, upgrades, updates, enhancements, and related documentation.

        1.14 NEW MEMBERS. Any person or entity (a) who registers for the AOL Network using Information Provider's special promotion identifier and (b) from whom AOL or an Affiliate collects a payment of at least one monthly usage fee for the use of the AOL Network.

        1.15 ONLINE AREA. The specific area within the AOL Network which contains the exclusive area in the AOL Network where Information Provider can market and complete transactions regarding Information Provider's Products, as more fully described in
                Section 2.1.1 below. The Online Area shall be developed, managed and marketed by Information Provider pursuant to this Agreement, including but not limited to the Licensed C&S, message boards, chat and other AOL Member or GNN User-supplied content areas.

        1.16 OVERHEAD ACCOUNTS. Accounts of AOL Members for which AOL does not require payment of standard AOL subscription and usage charges.

        1.17 PRODUCTS. Any product, good, or service which Information Provider offers, sells or licenses to AOL Members and/or GNN Users through the Online Area.

        1.18 SALES REVENUES. Aggregate amounts paid by AOL Members and/or GNN Users in connection with the sale, licensing, distribution or provision of any Products, excluding, in each case, amounts collected for sales or use taxes, duties, handling, shipping, and similar charges (except as provided in section 2.1.13), and credits for returned goods or services, but not excluding cost of goods sold or any similar cost.

2.   ONLINE AREA.

        2.1 DUTIES AND RIGHTS OF INFORMATION PROVIDER. Information Provider shall supply, manage and market the Online Area as described below, at its own expense, subject to the following terms and conditions:

                2.1.1 Online Area. Information Provider shall create or develop the Online Area, (with the assistance of AOL's services to the extent described in Exhibit A hereto), which shall consist of the following materials, services, and features:

                        [Described the Online Area, including Licensed C&S, Products and publication format-BE SPECIFIC]

                        On-line department store including housewares, bedding, electronics, children's products, jewelry, fashion accessories, luggage, stationary, cosmetics, gourmet food, lamps, rugs, furniture, outdoor equipment, exercise equipment.

                        In no event shall the Licensed C&S contain less than 50 Products.

                        From and after the Effective Date, Information Provider shall prepare the Design Package in consultation with AOL.

                2.1.2 Preparation for Commerical Launch. Within no more than 3 months after the Effective Date, Iinformation Provider shall complete their pieces of the contractual agreements related to the Design and Implementation of the area.

                2.1.3 Additional Content. In the event that Information Provider wishes to offer any categories or types of content, including advertising, information, Products, services or materials in addition to those itmes specifically described above (the "Additional Content"), Information Provider shall notify AOL in writing.
                        Information Provider's right to offer any such Additional Content shall be subject to AOL's prior written approval. Additional Content approved by AOL shall be memorialized in sequentially numbered addenda to this Agreement. A new deal may be necessary if revenue generating services are added to area, such as advertising. Approval is absolutely at AOL's discretion.

                2.1.4 License. Information Provider hereby grants AOL a non-exclusive worldwide license to market, license, distribute, display, perform, transmit and promote the Online Area contained therein through the AOL Network. AOL Members and/or GNN Users, at AOL's sole option, shall have the right to access and use the Online Area. Subject to such license, Information Provider retains all right, title to and interest in the Licensed C&S.

                2.1.5 Management of Online Area. Information Provider shall manage, review, delete, edit, create, update and otherwise manage all content and services available on or through the Online Area, including but not limited to the Licensed C&S and message boards, in a timely and professional manner and in accordance with the terms of this Agreement and AOL's applicable Terms of Service. Information Provider shall ensure that the Online Area is current, accurate and well-organized at all times. Except for any specific management obligations described in Exhibit A, AOL shall have no obligations with respect to the content and services available on or through the Online Area, including, but not limited to, any duty to review or monitor any such content and services.

                2.1.6 Lowest Price Guarantee. Information Provider shall guarantee AOL Members and GNN Users that in no event will the prices for Products in the Online Area exceed prices for identical Products offered by Information Provider in any other forum, including but not limited to catalogues and retail stores.

                2.1.7 Access Equipment. Information Provider shall provide all computer, telephone and other equipment or resources necessary for Information Provider to access the AOL Network except for the AOL Proprietary client software necessary to access the AOL Network and the Information Provider Tools to be provided by AOL pursuant to Section
                        2.2.4 herein.

                2.1.8 Duty to Inform. Information Provider shall promptly inform AOL of any information related to the Online Area which could reasonably lead to a claim, demand, or liability of or against AOL and/or its Affiliates by any third party.

                2.1.9 Promotion Responsibilities. Information Provider shall use commercially reasonable efforts to market the Online Area, and such efforts shall at a minimum, include the following responsibilities (in addition to compliance with Section 2.3.1 below):

                        2.1.9.1 Cooperate  with  and  reasonably  assist  AOL in
                                supplying material for AOL's marketing and promotional activities which relate to the Online Area;

                        2.1.9.2 Perform   Information   Provider's   New  Member
                                acquisition obligations set forth in Exhibit B.

                        2.1.9.3 Prepare  an annual  Product  marketing  plan and
                                budget (the "Merchandise Marketing Plan") for promoting the Online Area, including but not limited to Product selection and rotation, sales and special promotions. Upon notice from AOL and at AOL's option, the Merchandise Marketing Plan shall be reviewed and approved by AOL for the Initial Term prior to the Commercial Launch date and for each successive Contract Year prior to the commencement of such Contract Year.

                2.1.10 Overhead Accounts. Information Provider shall be granted a reasonable and necessary number of Overhead Accounts for the exclusive purpose of enabling it and its agents to perform Information Provider's duties under this Agreement. Information Provider shall be responsible for the actions taken under or through its Overhead Accounts, which actions are subject to AOL's applicable Terms of Service and for any surcharges, including, without limitation, all premium charges, transaction charges, and any applicable communication surcharges incurred by any Overhead Account issued to Information Provider, but Information Provider shall not be liable for charges incurred by any Overhead Account relating to AOL's standard monthly usage fees and standard hourly charges, which charges AOL shall bear. Upon the termination of this Agreement, all Overhead Accounts, related screen names and any associated usage credits or similar rights, shall automatically terminate. AOL shall have no liability for loss of any data or content related to the proper termination of any Overhead Account.

                2.1.11 Customer Service. It is the sole responsibility of Information Provider to provide customer service to persons or entities purchasing Products including but not limited to AOL Members and GNN Users ("Customers") regarding any Products and any transactions related thereto. In addition to complying with the Customer Service Requirements set forth in Exhibit C, and any changes thereto that AOL may make from time to time, Information Provider shall respond promptly and professionally to questions, comments, complaints and other reasonable requests from Customers regarding the Products. Information Provider shall ensure that all orders of Products are received, processed, shipped and delivered on a timely and professional basis, with no less than seventy percent (70%) of orders filled within five (5) days from the date of order. Information Provider shall bear all responsibility for compliance with federal, state and local laws in the event the Products are out of stock or are no longer available at the time an order is received. Title to Product(s) shall remain in Information Provider and shall be transferred directly from Information Provider to the Customers. Payment for Information Provider Product(s) shall be collected by Information Provider directly from
                        Customer. Information Provider shall bear the entire economic risk of shipment and payment for Information Provider Product(s). Information Provider's order fulfillment operation shall be subject to AOL's review and approval.

                2.1.12 Disclaimers. Information Provider agrees that a product disclaimer in substantially the following form will be displayed in any online store contained within the Online Area (with "Information Provider" replaced by Information Provider's name in each place "Information Provider appears):

                                "AOL AND ITS AFFILIATES WILL NOT BE A PARTY TO ANY TRANSACTION BETWEEN ANY PURCHASER AND INFORMATION PROVIDER, AND ALL ASPECTS OF SUCH TRANSACTIONS INCLUDING BUT NOT LIMITED TO PURCHASE TERMS, PAYMENT TERMS, WARRANTIES, GUARANTEES, MAINTENANCE, AND DELIVERY ARE SOLELY BETWEEN PURCHASER AND INFORMATION PROVIDER. AOL AND ITS AFFILIATES PROVIDE NO GUARANTEES OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE QUALITY, MAKE, OR PERFORMANCE OF THE PRODUCTS OR SERVICES AVAILABLE THROUGH THIS AREA. GUARANTEES OR WARRANTIES, IF ANY, ARE DIRECTLY BETWEEN INFORMATION PROVIDER OR CATALOGER AND THE PURCHASER."

                2.1.13 Taxes. Information Provider shall collect and pay and indemnify and hold AOL harmless from, any sales, use, excise, import or export value added or similar tax or duty not based on AOL's net income, including any penalties and interest, as well as any costs associated with the collection or withholding thereof, including attorneys' fees.

                2.1.14 Shipping and Handling. In connection with any Product ordered through the AOL Network or CD-ROM (if any), Information Provider may not require the purchaser to pay shipping, handling or similar charges ("S&H Charges") in excess of twenty percent (20%) above of Information Provider's actual shipping and handling costs related to such order unless Information Provider pays AOL twenty-five percent (25%) of the total S&H Charges which the purchaser is required to pay. In no event shall Information Provider impose shipping and handling costs in excess of fifty percent (50%) above Information Provider's actual shipping and handling costs.

                2.1.15 Chat Management Class. If the Online Area will include chat, Information Provider shall register for and successfully complete the chat management class offered online by AOL prior to Commercial Launch.

                2.1.16 Technical Conformance. Information Provider shall take all reasonable steps necessary to conform its promotion and sale of Products through the Online Area to the then-existing commerce technologies made available to Information Provider by AOL.

                2.1.17 Additional Transaction Mechanisms. Information Provider shall only be permitted to promote and/or offer Products to be sold through the Online Area using AOL's then-available "clerk" transaction tools ("Standard Clerk Tools"). To the extent Information Provider wishes to promote or make available throughout the Online Area alternative means for purchase of Products, including without limitation, surcharged downloads, toll-free numbers, catalogues and form-driven mail (each an "Alternative Transaction Mechanism"), Information Provider must obtain AOL's prior written approval. In order to obtain AOL's approval, Information Provider must submit to AOL a written proposal describing the Alternative Transaction Mechanism and Information Provider's plan for reporting information to AOL regarding sales occurring through such Alternative Transaction Mechanism. In the event AOL approves any such Alternative Transaction Mechanism, the sales occuring through such means shall also be subject to
                        Section 3.2.1

                2.1.18 Internet Areas. Information Provider shall not be permitted to establish any links between the Online Area and any other area on or outside of the AOL Network, including, without limitation, sites on the World Wide Web portion of the Internet, without the prior written approval of AOL. In the event that AOL approves any such links or pointers, such approval shall, in each case, be subject to AOL's then-current fees for such links or pointers and Information Provider's compliance with the then-current terms and conditions, as they may be amended by AOL from time to time.

        2.2 DUTIES AND RIGHTS OF AOL. In connection with the online Area, AOL shall have the following duties and rights:

                2.2.1 Listing and Promotion of Online Area. AOL shall list the Online Area in the "Directory of Services," an index of the online areas available on the America Online (R) brand service, or any similar area as designated by AOL available on the AOL Network. AOL shall list the Online Area for an initial period of at least one month in the "What's New" Area, a listing of new online areas available on the America Online brand service, or any similar area on the AOL Network; provided that the scheduling, frequency, size and nature of any such promotions shall be subject to AOL's sole editorial discretion. AOL shall be entitled, in its reasonable discretion, to list, promote and offer individual
                        Products  or  specific   subsets  of  Products   through
                        features within the AOL Network managed and maintained by AOL, its Affiliates or their agents, including without limitiation, special gift collections and product search services. In the event such listings, promotions or offers involve text or multimedia descriptions which differ from the descriptions appearing within the Online Area, such modified descriptions shall be subject to the prior approval of Information Provider, which shall not be unreasonably withheld or delayed.

                2.2.2 TECHNICAL SUPPORT AND DOCUMENTATION. AOL shall provide Information Provider a reasonable level of technical support and documentation necessary to enable Information Provider to perform its duties under this Agreement.

                2.2.3 INFORMATION PROVIDER TOOLS. AOL grants Information Provider a non-exclusive, royalty-free license during the Initial Term and any Contract Year of this Agreement to use publishing tools, which are made generally available by AOL to its third party information providers, solely to be used in connection with performing the duties of Information Provider under this Agreement. Information Provider recognizes that AOL provides to Information Provider all such publishing tools on an "as is" basis, without warranties of any kind.

                2.2.4 AOL LOOK AND FEEL. Information Provider acknowledges and agrees that AOL shall own all right, title and interest in and to the AOL Look and Feel, subject to Information Provider's ownership rights in the Licensed C&S.

                2.2.5 POINTING. AOL shall be entitled, in its reasonable discretion, to establish "pointers" (or links) between components of content contained within the Online Area and other content areas available through the AOL Network.

                2.3.5 CD-ROM PRODUCTS. In the event that AOL elects to develop a CD-ROM product, AOL shall have the option to include all or a portion of Information Provider's Licensed C&S on such CD-ROM.

        2.3     JOINT DUTIES AND RIGHTS OF THE PARTIES.

                2.3.1 PROMOTIONAL MATERIALS/PRESS RELEASES. Each Party will submit to the other Party, for its prior written approval, which shall not be unreasonably withheld or delayed, any marketing, advertising, press releases, and all other promotional materials related to the Online Area and/or referencing the other Party and/or its trade names, trademarks, and service marks (the "Materials"); provided, however, that screen shots of the Online Area shall not require prior approval and shall be deemed approved. Each Party shall solicit and reasonably consider the views of the other Party in designing and implementing such Materials. Once approved, the Materials may be used by a Party and its affiliates for the purpose of promoting the Online Area and the content contained therein and reused for such purpose until such approval is withdrawn with reasonable prior notice. In the event such approval is withdrawn, existing inventories of Materials may be depleted. Notwithstanding the foregoing, either Party may issue press releases and other disclosures as required by law or as reasonably advised by legal counsel without the consent of the other Party and in such event, prompt notice thereof shall be provided to the other Party.

                2.3.2 TRADEMARK LICENSE. In designing and implementing the Materials and subject to the other provisions contained herein, Information Provider shall be entitled to use the following trade names, trademarks, and service marks of AOL: the "America Online(Reg. TM)" brand service, "AOL(TM)" service/software and AOL's triangle logo; and AOL and its Affiliates shall be entitled to use the trade names, trademarks, and service marks of Information Provider (collectively, together with the AOL marks listed above, the "Marks"); provided that each
                        Party: (i) does not create a unitary composite mark involving a mark of the other Party without the prior written approval of such other Party; and (ii) displays symbols and notices clearly and sufficiently indicating the trademark status and ownership of the other Party's Marks in accordance with applicable trademark law and practice.

                        2.3.2.1 OWNERSHIP OF TRADEMARKS. Each Party acknowledges
                                the ownership of the other Party in the Marks of the other Party and agrees that all use of the other party's Marks shall inure to the benefit, and be on behalf, of the other party. Each Party acknowledges that its utilization of the other party's Marks will not create in it, nor will it represent it has, any right, title, or interest in or to such Marks other than the licenses expressly granted herein. Each Party agrees not to do anything contesting or impairing the trademark rights of the other Party.

                        2.3.2.2 QUALITY  STANDARDS.  Each Party  agrees that the
                                nature and quality of its products and services supplied in connection with the other Party's Marks shall conform to quality standards set by the other Party. Each Party agrees to supply the other Party, upon request, with a reasonable number of samples of any Materials publicly disseminated by such Party which utilize the other Party's Marks. Each Party shall comply with all applicable laws, regulations, and customs and obtain any required government approvals pertaining to use of the other Party's marks.

                        2.3.2.3 INFRINGEMENT  PROCEEDINGS.  Each Party agrees to
                                promptly notify the other Party of any unauthorized use of the other Party's Marks of which it has actual knowledge. Each Party shall have the sole right and discretion to bring proceedings alleging infringement of its Marks or unfair competition related thereto; provided, however, that each Party agrees to provide the other Party with its reasonable cooperation and assistance with respect to any such infringement proceedings.

                2.3.3 AUDITING RIGHTS. Each Party shall maintain complete, clear and accurate records of all expenses, revenues and fees in connection with the performance of this Agreement. For the sole purpose of ensuring compliance with this Agreement, each Party shall have the right, at its expense, to direct an independent certified public accounting firm to conduct a reasonable and necessary inspection of portions of the books and records of the other Party which are relevant to amounts payable to AOL pursuant to this Agreement. Any such audit may be conducted after twenty (20) business days prior written notice, subject to the following. Such audits shall not be made more frequently than once every twelve months. No such audit of AOL shall occur during the period beginning on June 1 and ending October 1.

                2.3.4   REPORTING.  In  addition  to  the  reports  required  by
                        Section 3, Payments, hereof, the parties shall exchange the following information regarding commerce within the Online Area:

                        2.3.4.1 FRAUDULENT  TRANSACTIONS.  Information  Provider
                                shall provide AOL with an immediate report of any fraudulent order, including the date, screen name and amount associated with such order.

                        2.3.4.2 BAD DEBT AND RETURNS. Information Provider shall
                                provide AOL with monthly reports of any Product returns, including the date of the sale and return and the amount of the transaction. Any account receivable from a transaction in the Online Area not paid within 30 days by the AOL Member and/or GNN User shall be deemed "Bad Debt". Information Provider shall provide AOL with monthly reports of Bad Debt.


3.      PAYMENTS.

        3.1 SALES REVENUES. Information Provider shall pay AOL [certain confidential information has been omitted and filed separately with the Commission pursuant to a Request for Confidential Treatment] of all Sales Revenues, based on invoices prepared by AOL. Payment shall include documentation verifying any reduction in the invoiced amount, including but not limited to returns.

        3.2 DESIGN AND/OR PRODUCTION FEE. Information Provider shall pay AOL for AOL's services in connection with the initial design and construction of the Online Area, any redesign of the Online Area and any other production services provided by AOL, in accordance with Exhibit A.

        3.3     MANAGEMENT   FEE.   Information   Provider  shall  pay  AOL  for
                Management services in accordance with Exhibit A.

        3.4 PAYMENT SCHEDULE. Each Party agrees to pay the other Party all amounts received and owed to such other Party as described herein within thirty (30) days of the end of the month in which such amounts were collected by such Party together with a written report signed by an authorized agent of the Party setting forth a description of the applicable usage, sales, advertising, merchandise revenues and/or royalties in detail sufficient to support the calculations of the amounts paid.

4.      REPRESENTATIONS AND WARRANTIES.

        4.1     AOL. AOL represents  and warrants to  Information  Provider that
                (i) the America Online(Reg. TM) brand service is a functional online computer network accessible to AOL Members, and (ii) AOL's proprietary client software used by AOL Members to access the AOL Network does not infringe on any copyright, U.S. patent or any other proprietary right of any third party.

        4.2 INFORMATION PROVIDER. Information Provider represents and warrants to AOL that it is familiar with the America Online(Reg.
                TM) brand service and the Global Network Navigator brand service and that the Online Area (i) conforms and will conform to the description set forth in Section 2.1.1; (ii) will conform to AOL's applicable Terms of Service, (iii) will not infringe on or violate any copyright, U.S. patent or any other right of any third party; and (iv) will not contain any content, materials or services which violate any applicable law or regulation.

        4.3 MUTUAL. Each Party represents and warrants to the other Party that: (i) such Party has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of it hereunder; (ii) the execution of this Agreement by such Party, and the performance by such Party of its obligations and duties hereunder, do not and will not violate any agreement to which such Party is a party or by which it is otherwise bound; (iii) when executed and delivered by such Party, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms; and (iv) such Party acknowledges that the other Party makes no representations, warranties or agreements related to the subject matter hereof that are not expressly provided for in this Agreement.

5. CONFIDENTIALITY. Each Party acknowledges that Confidential Information may be disclosed to the other Party during the course of this Agreement. Each Party agrees that it shall take reasonable steps, at least substantially equivalent to the steps it takes to protect its own proprietary information, during the Initial Term, any Contract Year, and for a period of three years following expiration or termination of this Agreement, to prevent the duplication or disclosure of Confidential Information of the other Party, other than by or to its employees or agents who must have access to such Confidential Information to perform such Party's obligations hereunder, who shall each agree to comply with this Section 5 of this Agreement.

6.      SOLICITATION/PROMOTION

        6.1 SOLICITATION OF SUBSCRIBERS. During the Initial Term and any Contract Year, and for the two-year period following the expiration or termination of this Agreement, neither Information Provider nor its agents will use the AOL Network to (i) solicit, or participate in the solicitation of AOL Members or GNN Members when that solicitation is for the benefit of any entity (including Information Provider) which could reasonably be construed to be or become in competition with AOL or (ii) promote any services which could reasonably be construed to be in competition with AOL including, but not limited to, services available through the Internet (other than an Internet Area subject to a pointing arrangement established pursuant to
                Section 2.3.4 above). In addition, Information Provider agrees and acknowledges that it shall only be entitled to send solicitations or other communications to AOL Members or GNN Members ("Member Communications") who have affirmatively requested the particular Member Communication in question from Information Provider (i.e., no unsolicited mailings or communications shall be permitted).

        6.2 COLLECTION OF MEMBER INFORMATION. Information provider shall ensure that any survey, questionnaire or other vehicle for collecting Member Information (an "Information Request") complies with (i) all applicable laws and regulations, (ii) AOL's Terms of Service, and (iii) any privacy policies which have been issued by AOL in writing to Information Provider. Each Information Request shall specify the manner in which Member Information collected through the Information Request shall be used (the "Specified Purpose").

        6.3 USE OF MEMBER INFORMATION. Information Provider shall restrict use of the Member Information collected through an Information Request to the Specified Purpose. In no event shall Information Provider (i) provide AOL Member or GNN Member names, screen names, addresses or other identifying information ("Member Information") to any third party in a manner which identifies AOL Members or GNN Members as subscribers to AOL, an online service or the equivalent or (ii) otherwise use any Member Information in contravention of Section 6.1 above.


7.      LIMITATION OF LIABILITY; DISCLAIMER; INDEMNIFICATION.

        7.1 LIABILITY. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM THE USE OR INABILITY TO USE THE AOL NETWORK OR ONLINE AREA OR ANY OTHER PROVISION OF THIS AGREEMENT, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS. EXCEPT AS PROVIDED IN SECTION 7.3, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR MORE THAN THE AGGREGATE AMOUNTS PAID TO INFORMATION PROVIDER BY AOL UNDER THIS AGREEMENT.

        7.2 NO ADDITIONAL WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE AOL NETWORK OR THE ONLINE AREA, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AOL SPECIFICALLY DISCLAIMS ANY WARRANTY REGARDING THE PROFITABILITY OF THE ONLINE AREA.

        7.3 INDEMNITY. Either Party will defend, indemnify, save and hold harmless the other Party and the officers, directors, agents, affiliates, distributors, franchisees and employees of the other Party from any and all third party claims, demands, liabilities, costs or expenses, including reasonable attorneys' fees ("Liabilities"), resulting from the indemnifying Party's material breach of any duty, representation, or warranty of this Agreement, except where Liabilities result from the gross negligence or knowing and willful misconduct of the other Party.

        7.4 CLAIMS. Each Party agrees to (i) promptly notify the other Party in writing of any indemnifiable claim and give the other Party the opportunity to defend or negotiate a settlement of any such claim at such other Party's expense, and (ii) cooperate fully with the other Party, at that other Party's expense, in defending or settling such claim. AOL reserves the right, at its own expense, to assume the exclusive defense and control of any matter otherwise subject to indemnification by Information Provider hereunder, and in such event, Information Provider shall have no further obligation to provide indemnification for such matter hereunder.

8. VIOLATION OF AOL TERMS OF SERVICE. AOL shall have the right to remove, or direct Information Provider to remove, any information, statements or other material or content which, as reasonably determined by AOL, violates AOL's then applicable Terms of Service.


9.      TERM, RENEWAL AND TERMINATION.

        9.1 TERM; RENEWAL; NONRENEWAL. Unless earlier terminated as set forth herein, the initial term of this Agreement shall be through December 31, 1997 from the Effective Date ("Initial Term"). This Agreement shall be automatically extended for successive one year periods (each a "Contract Year") unless the Agreement has been terminated in accordance with the following, or unless either Party notifies the other in writing of its election to have the Agreement expire at least thirty (30) days in advance of the end of the Initial Term or any subsequent Contract Year.

        9.2 TERMINATION BY EITHER PARTY. Either Party may terminate this Agreement at any time in the event of a material breach by the other Party which remains uncured after thirty (30) days written notice thereof.

        9.3 TERMINATION BY AOL FOR CAUSE. AOL may, upon thirty (30) days written notice to Information Provider, terminate this Agreement if, commencing with the twelfth month after the Commercial Launch date, total monthly revenues to AOL from the Online Area is less than [certain confidential information has been omitted and filed separately with the Commission pursuant to a Request for Confidential Treatment] per month for any 3 consecutive months during the term of this Agreement.


10.     GENERAL PROVISIONS.

        10.1 EXCUSE. Neither Party shall be liable for, or be considered in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement as a result of any causes or conditions which are beyond such Party's reasonable control and which such Party is unable to overcome by the exercise of reasonable diligence.

        10.2 INDEPENDENT CONTRACTORS. The Parties to this Agreement are independent contractors. Neither Party is an agent, representative, or partner of the other Party. Neither party shall have any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability of, or to otherwise bind, the other Party. This Agreement shall not be interpreted or construed to create an association, agency, joint venture or partnership between the Parties or to impose any liability attributable to such a relationship upon either Party.


        10.3 NOTICE. Any notice, approval, request, authorization, direction or other communication under this Agreement shall be given in writing and shall be deemed to have been delivered and given for all purposes (i) on the delivery date if delivered by electronic mail on the AOL Network; (ii) on the delivery date if delivered personally to the Party to whom the same is directed; (iii) one business day after deposit with a commercial overnight carrier, with written verification of receipt, or (iv) five business days after the mailing date, whether or not actually received, if sent by U.S. mail, return receipt requested, postage and charges prepaid, or any other means of rapid mail delivery for which a receipt is available, to the address of the Party to whom the same is directed as set forth below.


                    AMERICA ONLINE                 INFORMATION PROVIDER
                    [Address, Fax, E-mail]         [Address, Fax, E-mail]


               With copy to:


                    Ellen M. Kirsh, Esq.
                    Vice President and General Counsel
                    America Online, Inc.
                    8619 Westwood Center Drive
                    Vienna, VA 22182-2285
                    EKirsh@AOL.COM


        10.4 NO WAIVER. The failure of either Party to insist upon or enforce strict performance by the other Party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such Party's right to assert or rely upon any such provision or right in that or any other instance; rather, the same shall be and remain in full force and effect.

        10.5 RETURN OF INFORMATION. Upon the expiration or termination of this Agreement, each Party shall promptly return all information, documents, manuals and other materials belonging to the other Party except as otherwise provided in this Agreement.

        10.6 SURVIVAL. Sections 3, 5, 6, 7 and 10.5 shall survive the completion, expiration, termination or cancellation of this Agreement.

        10.7 ENTIRE AGREEMENT. This Agreement sets forth the entire agreement, and supersedes any and all prior agreements of the Parties with respect to the transactions set forth herein. Neither Party shall be bound by, and each Party specifically objects to, any term, condition or other provision which is different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) and which is proffered by the other Party in any correspondence or other document, unless the Party to be bound thereby specifically agrees to such provision in writing. Notwithstanding the foregoing, Information Provider shall also be bound by the Terms of Service except as such Terms of Service are specifically amended by this Agreement.

        10.8 AMENDMENT. No change, amendment or modification of any provision of this Agreement shall be valid unless set forth in a written instrument signed by both Parties.

        10.9 FURTHER ASSURANCES. Each Party shall take such action (including, but not limited to, the execution, acknowledgment and delivery of documents) as may reasonably be requested by any other Party for the implementation or continuing performance of this Agreement.

        10.10 ASSIGNMENT. Information Provider shall not assign (voluntarily, by operation of law or otherwise) this Agreement or any right, interest or benefit under this Agreement without the prior written consent of AOL. Subject to the foregoing, this Agreement shall be fully binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns.

        10.11 CONSTRUCTION. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the Parties to this Agreement, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and the remainder of this Agreement shall remain in full force and effect.

        10.12   APPLICABLE   LAW;   JURISDICTION.   This   Agreement   shall  be
                interpreted, construed and enforced in all respects in accordance with the laws of the Commonwealth of Virginia except for its conflicts of laws principles. Each Party irrevocably consents to the exclusive jurisdiction of the courts of the Commonwealth of Virginia and the federal courts situated in the Commonwealth of Virginia, in connection with any action to enforce the provisions of this Agreement, to recover damages or other relief for breach or default under this Agreement, or otherwise arising under or by reason of this Agreement.

        10.13 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.


AMERICA ONLINE, INC.                      CYBERSHOP


By: /s/ Kara Keenan                       By: /s/ Jeffrey Tauber
   -------------------------                 -------------------------
     Kara Keenan                               Jeffrey Tauber

Print Name: Kara Keenan                   Print Name:Jeffrey Tauber
Title: Director, Business Development     Title: President
Date: 8/17/96                             Date: 8/7/96


                                          Tax ID/EIN#: NJ4-002-158-000

                                   EXHIBIT A

                                    SERVICES

1. INTRODUCTION. AOL will be have the following responsibilities with respect to the design, development, construction and/or Management of the Online Areas (the "Services"). Information Provider will provide AOL with the Licensed C&S and other content and services for distribution on the Online Areas. The Licensed C&S will be provided in media mutually agreed to by the Parties.

2. DEVELOPMENT OF THE ONLINE AREAS. From and after the Effective Date, Information Provider shall prepare and submit to AOL drafts of its Design Package. The Design Package shall contain final artwork and designs for the Online Area. In the event that the Online Area does not conform to the Design Package, AOL shall have the right to remove, or direct Information provider to remove such non-conforming content. AOL will, in consultation with Information Provider, undertake the following responsibilities with respect to development of the Design Package and production of the Online
     Area:

3. PAYMENT. Information Provider shall pay AOL $0.00 for the design and/or production services described above as follows: Cybershop will be responsible for design. Approval as stated above. AOL will be responsible for build. Following the initial design, production and launch, any redesign costs to be determined based on costs as given by Production team at time of redesign request. Design is extra based on who and if AOL if doing the design.

4. ACCOUNT MANAGEMENT SERVICES. AOL will provide the following online management services for a period not to exceed 0 months, and will be paid $0.00 dollars per month for such services: none, Cybershop will manage their area.

5. INFORMATION PROVIDER'S MANAGEMENT RESPONSIBILITIES. Information Provider shall attend AOL "rainman" classes, or its successor, to prepare Information Provider for taking over the management function of the Online Area at the end of AOL's obligation in paragraph 4 above. Information Provider's failure to assume management of the Online Area by launch may be grounds for termination of this Agreement by AOL, at AOL's option.

6.   OTHER PROVISIONS RELATED TO THE DELIVERY OF SERVICES.

     6.1 Information Provider Cooperation. Information Provider shall cooperate with AOL by, among other things, making available, as reasonably requested by AOL, management decisions, responsive information and approvals to enable AOL to provide the Services.

     6.2  Intellectual  Property.   Notwithstanding  anything  to  the  contrary
          herein, and subject to any trademark, service mark, tradename, copyright or other preexisting right owned by Information Provider in the Licensed C&S, AOL shall retain all ownership rights in any work product, technology, idea, concept, procedure or graphic, whether reduced to writing or not, arising out of or related to AOL's performance of the services described in Exhibit A ("Work Product"). The parties hereto expressly agree that such Work Product is not a "work for hire" and Information Provider agrees to provide any reasonably requested assistance to secure AOL's rights in such Work Product.

     6.3 AOL's agreement to assist in the design, creation, production and/or management of the Online Area shall not limit in any respect Information Provider's obligations to supply all Licensed C&S to be included within the Online Area and to comply with any other requirements relating to the Online Area set forth in this Agreement.

7. ADDITIONAL SERVICES. Should Information Provider require services from AOL which are different from or in addition to the Services, including without limitation, any production services in connection with a substantial and material redesign of or addition to the Online Area (e.g., a change to an existing screen format or construction of a new custom form) ("Additional Services"), Information Provider shall provide AOL with detailed written specifications covering the requested services (the "Specs"). Following receipt of the final Specs, AOL shall notify Information Provider of (i) the proposed fee for performing the Additional Services and (ii) the development schedule for performance of such Additional Services.

                                   EXHIBIT B

                               MEMBER ACQUISITION



when applicable, to be negotiated

                                   EXHIBIT C


                         CUSTOMER SERVICE REQUIREMENTS



1.   Receive orders electronically to process orders within 24 hours of receipt.

2. Deliver all merchandise in professional packaging. All packages should arrive undamaged, well packed and neat (barring any shipping disasters).

3. Dedicated Customer Service personnel to be responsible for on-line medium. In other words, there should be people whose primary concern is the on-line customer's orders. Quite often the on-line customer is given a lower priority in the fulfillment area, they need to be given as much priority as the rest of your business.

4. Receive and respond to e-mails within 24 hours of receipt via a computer available to the customer service staff.

5. Provide the customer with an order confirmation within 24 hours of receipt. Order confirmation should include any information such order status (temporary back order or out of stock situations), and expected delivery times.

6. Ability to handle volumes in excess of 25% to 50% of your average daily order volumes.

7. Monitor on-line store to minimize/eliminate out of stock merchandise available.

8.   Ship the displayed product at the price displayed without substituting.

9. Stellar Customer service policies- "The Customer is always Right, even when he/she is not". The commitment to provide each customer with a win/win experience.

10. Complete details on your customer service policies posted in your on-line customer service area including: Shipping Information, Return Policies, Warranty Information, and Contact Information.

                  ADDENDUM TO INTERACTIVE MARKETING AGREEMENT

     This Addendum, dated as of September 1, 1997, is made and entered into by and between America Online, Inc. ("AOL"), and Cybershop, LLC ("MERCHANT"). Defined terms that are used but not defined herein shall be as defined in the interactive marketing agreement between AOL and Merchant dated as of August 17, 1996 (the "Agreement").

The parties wish to amend the Agreement; it is therefore agreed as follows:

1. Promotional Placement. AOL shall provide promotional placement (the "Promotion") for MERCHANT's site on the World Wide Web or (as the case may be) for MERCHANT's area on the U.S. America Online (R) brand service (the "AOL Service") in the redesigned AOL "Shopping Channel," commencing on the date AOL makes such channel generally available to AOL Members (the "Shopping Channel Launch Date"). MERCHANT's Promotion is described on the attached Exhibit A.

2. Payments. Upon execution of the Addendum, MERCHANT shall pay AOL a placement fee of [certain confidential information has been omitted and filed separately with the Commission pursuant to a Request for Confidential Treatment] The placement fee shall be payable in twelve (12) equal monthly installments, with the first such payment to be made upon the Effective Date and subsequent monthly payments to be made on the first day of each subsequent month. Commencing on the earlier of September 1, 1997, or the Shopping Channel Launch Date. MERCHANT shall no longer be required pursuant to the Agreement to pay AOL any portion of MERCHANT's transaction or sales revenues generated subsequent to such commencement date.

3. Extension. The Agreement shall continue in full force and effect until December 31, 1998 (the "Extension Period"), and shall terminate automatically upon expiration of the Extension Period (unless it is further extended by mutual written agreement of the parties or terminated early in accordance with the terms of the Agreement and the Standard Terms).

4. Merchant Changes. MERCHANT may change the artwork on it's Tenancy button in the Shopping Channel as often as required but only as it reflects changes to MERCHANT Company's permanent logo or store name, provided that MERCHANT shall pay AOL the standard costs for performing such changes. Artwork changes will not be permitted to accommodate short-term alterations that are promotional in nature as determined by AOL at it's sole reasonable discretion. Additionally, MERCHANT may change it's store position within the Shopping Channel as mutually agreed by the parties and based on space availability in desired location.

5. Order of Precedence; Standard Terms. This Addendum is supplementary to and modifies the Agreement. This Addendum incorporates by reference AOL's standard terms and conditions for participation in the Shopping Channel (the "Standard Terms"), including without limitation terms related to production procedures, payment modifications, customer service, site optimization, termination and miscellaneous legal terms. The Standard Terms appear at keyword "Standard Shopping Channel Terms" on the AOL Service. A hard copy of the Standard Terms will be provided to MERCHANT upon request. MERCHANT acknowledges that it has been provided an opportunity to review the Standard Terms and agrees to be bound by certain Standard Terms as follows. The Standard terms and the terms of this Addendum supersede provisions in the Agreement only to the extent that the terms of this Addendum (and/or the Standard Terms, as the case may be) expressly conflict with the terms of the Agreement. However, nothing in this Addendum or the Standard Terms should be interpreted as invalidating the Agreement, and provisions of the Agreement will continue to govern relations between the parties to the extent that they do not expressly conflict with this Addendum or the Standard Terms.

6. Counterparts. This Addendum may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the date first written above.



AMERICA ONLINE, INC.                                   Cybershop, LLC


By: /s/ Randy Dean                                     By: /s/ Jeffrey Tauber
   ------------------                                     ----------------------

Name: Randy Dean                                       Name: Jeffrey Tauber
     ----------------                                       --------------------

Title: Director of Operations                          Title: President
      -----------------------------                          ----------------

Date: 9-8-97                                           Date: 8-28-97
     ------------                                           -------------

                  ADDENDUM TO INTERACTIVE MARKETING AGREEMENT


     This Addendum, dated as of October 1, 1997, is made and entered into by and between America Online, Inc. ("AOL"), and Cybershop, LLC ("MERCHANT"). Defined terms that are used but not defined herein shall be as defined in the interactive marketing agreement between AOL and Merchant dated as of August 17, 1996 (the "Agreement").

The parties wish to amend the Agreement; it is therefore agreed as follows:

1. Promotional Placement. AOL shall provide promotional placement (the "Promotion") for MERCHANT's site on the World Wide Web or (as the case may be) for MERCHANT's area on the U.S. America Online (R) brand service (the "AOL Service") in the redesigned AOL "Shopping Channel," commencing on the date AOL makes such channel generally available to AOL Members (the "Shopping Channel Launch Date"). MERCHANT's Promotion is described on the attached Exhibit A.

2. Payments. Upon execution of the Addendum MERCHANT shall pay AOL a placement fee of [certain confidential information has been omitted and filed separately with the Commission pursuant to a Request for Confidential Treatment] The placement fee should be payable in 12 monthly installments, with the first such payment to be made on the first day of January 1, 1998 and subsequent payments to be made on the first day of each subsequent month.

3. Extension. The Agreement shall continue in full force and effect until December 31, 1998 (the "Extension Period"), and shall terminate automatically upon expiration of the Extension Period (unless it is further extended by mutual written agreement of the parties or terminated early in accordance with the terms of the Agreement and the Standard Terms).

4. Merchant Changes. MERCHANT may change the artwork on it's Anchor button in the Shopping Channel as often as required but only as it reflects changes to MERCHANT Company's permanent logo or store name, provided that MERCHANT shall pay AOL the standard costs for performing such changes. Artwork changes will not be permitted to accommodate short-term alterations that are promotional in nature as determined by AOL at it's sole discretion. Additionally, MERCHANT may change it's store position with the Shopping Channel as mutually agreed by the parties and based on space availability in desired location.

5. Order of Precedence; Standard Terms. This Addendum is supplementary to and modifies the Agreement. This Addendum incorporates by reference AOL's standard terms and conditions for participation in the Shopping Channel (the "Standard Terms"), including without limitation terms related to production procedures, payment modifications, customer service, site optimization, termination and miscellaneous legal terms. The Standard Terms appear at keyword "Standard Shopping Channel Terms" on the AOL Service. A hard copy of the Standard Terms will be provided to MERCHANT upon request. MERCHANT acknowledges that it has been provided an opportunity to review the Standard Terms and agrees to be bound by certain Standard Terms as follows. The Standard terms and the terms of this Addendum supersede provisions in the Agreement only to the extent that the terms of this Addendum (and/or the Standard Terms, as the case may be) expressly conflict with the terms of the Agreement. However, nothing in this Addendum or the Standard Terms should be interpreted as invalidating the Agreement, and provisions of the Agreement will continue to govern relations between the parties to the extent that they do not expressly conflict with this Addendum or the Standard Terms.

6. Counterparts. This Addendum may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the date first written above.

                                   EXHIBIT A

                         PROMOTIONAL PLACEMENT - ANCHOR

MERCHANT shall become an "Anchor" in the Department Stores department of the AOL shopping channel. As an Anchor, MERCHANT shall be entitled to the following:

o One continuous (24/7) button with corporate brand or logo on the department front screen. MERCHANT will assume the 3rd position.

o One continuous (24/7) two-line text add to promote individual product offerings.

o Featured product with text promotion for five days per month minimum on the relevant department screen.

o Rotation through the shopping channel search screen advertising banners along with all other Anchors and Tenants.

o    One keyword for trade name or trademark (subject to availability)

o    Participation in the following programs at no additional charge:

     o    Electronic Order Blank Area

     o    Bargain Basement

     o    Quick Gifts

     o    Event and/or theme areas (e.g., Christmas Shop)

In addition:

A guaranteed [certain confidential information has been omitted and filed separately with the Commission pursuant to a Request for Confidential Treatment] in banner advertising as AOL locations based on AOL's standard advertising rate card (locations and any reasonably necessary adjustments to timing of delivery of impressions to be mutually agreed upon by Advertiser and
AOL).

AMERICA ONLINE, INC.                                  Cybershop, LLC


By: /s/ Randy Dean                                    By: /s/ Jeffrey Tauber
  ------------------                                    ----------------------

Name: Randy Dean                                      Name: Jeffrey Tauber
     ----------------                                      --------------------

Title: Director of Operations                         Title: President
      -----------------------------                         ----------------

Date: 10-15-97                                          Date: 9-24-97
     ------------                                          -------------